THE WARRANTS EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR ANY OTHER APPLICABLE SECURITIES ACT (THE “ACTS”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISTRIBUTED, UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACTS COVERING SUCH WARRANTS OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES (CONCURRED ON BY COUNSEL FOR THE COMPANY) STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, PLEDGE OR DISTRIBUTION IS EXEMPT FROM OR IN COMPLIANCE WITH THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACTS.

Exercisable on or before the Expiration of Warrant Date (as defined in Section 8 below)

WARRANT TO PURCHASE
COMMON STOCK

of

STERLING OIL & GAS COMPANY
(a Nevada Corporation)

WARRANT NO. 1003

     THIS CERTIFIES THAT, for value received, Millard holdings Ltd. (the “Holder”) is entitled to subscribe for and purchase One hundred thousand (100,000) shares (as adjusted pursuant to Section 3 hereof) of the fully paid and nonassessable Common Stock, $0.0001 par value (the “Shares”) of Sterling Oil & Gas Company, a Nevada corporation (the “Company”), at the price of fifty cents ($0.50) per share (the “Exercise Price”) (as adjusted pursuant to Section 3 hereof), subject to the provisions and upon the terms and conditions hereinafter set forth.

     This Warrant is issued pursuant to and subject to the purchase of registered common stock as of October 27, 2008, by the Holder. In the event of the sale by the Holder of the appurtenant registered common shares, this warrant is detachable and may not be sold in the absence of an exemption from registration, as provided in the legend above.

1.	Method of Exercise; Payment.

(a) Exercise. The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A duly executed) at the principal office of the Company, and by the payment to the Company, by cash in the form of certified, cashier's or other check acceptable to the Company in an amount equal to the aggregate Exercise Price of the Shares being purchased.

     (b) Stock Certificates. In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be delivered to the Holder within a reasonable time and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the shares with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time.

     2. Stock Fully Paid; Reservation of Shares. All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefore, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance sufficient shares of its undesignated Common Stock to provide for the exercise of the rights represented by this Warrant.

     3. Adjustments. Subject to the provisions of Section 11 hereof, the number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price therefore shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

     (a) Reclassification. In case of any reclassification or change of the Common Stock (other than a change in par value, or as a result of a subdivision or combination), the Company shall execute a new Warrant, providing that the holder of this Warrant shall have the right to exercise such new Warrant, and procure upon such exercise and payment of the same aggregate Exercise Price, in lieu of the shares of the Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification or change, by a holder of an equivalent number of shares of Common Stock. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this subsection (a), subject to Section 11 hereof, shall similarly apply to successive reclassifications or changes.

     (b) Stock Splits, Dividends and Combinations. In the event that the Company shall at any time subdivide the outstanding shares of Common Stock or shall issue a stock dividend on its outstanding shares of Common Stock the number of Shares issuable upon exercise of this Warrant immediately prior to such subdivision or to the issuance of such stock dividend shall be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding shares of Common Stock the number of Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased, and the Exercise Price shall be proportionately increased, effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

     4. Notice of Adjustments. Whenever the number of Shares purchasable hereunder or the Exercise Price thereof shall be adjusted pursuant to Section 3 hereof, the Company shall provide notice to the Holder setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the number and class of Shares which may be purchased and the Exercise Price therefore after giving effect to such adjustment.

     5. Fractional Shares. This Warrant may not be exercised for fractional shares. In lieu of fractional shares the Company shall make a cash payment therefore based upon the fair market value of the Shares or may round the shares to be issued to the nearest whole share.

     6. Restrictive Legend; Restrictions Upon Transfer. The Shares to be issued pursuant to exercise of the Warrant (unless registered under the Act) shall be stamped or imprinted with a restrictive legend and will be subject to restrictions on transfer, in each case as provided herein and in the Agreement.

     7. Rights of Shareholders. No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

     8. Expiration of Warrant. This Warrant shall expire and shall no longer be exercisable at 5:00 p.m. Mountain Time, on October 27, 2011, a date exactly three (3) years from the date of the purchase of the Warrant.

     9. Assignment. Neither this Warrant nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company or the Holder without the prior written consent of the other, except in connection with an assignment in whole to a successor corporation to the Company, provided that such successor corporation acquires all or substantially all of the Company's property and assets and the Holder's rights hereunder are not impaired.

     10. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid for priority overnight delivery, or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be to the address set forth for such party in the Agreement or at such other address as a party may designate by ten days advance written notice to the other party pursuant to the provisions above.

     11. Reorganization, Reclassification, Consolidation, Merger or Sale. If any reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby the holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock, equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In any reorganization described above, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

     12. Governing Law. This Warrant shall be governed by and construed under the laws of the State of Nevada.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be issued as of the date first written above.

STERLING OIL & GAS COMPANY

By:  _________________________
       Richard G. Stifel
       Secretary

Attachment
Exhibit A - Notice of Exercise

EXHIBIT A

NOTICE OF EXERCISE

To: Attention:	Sterling Oil & Gas Company President

     1. The undersigned hereby elects to purchase __________ shares of Common Stock of Big Cat Energy Corp. (the “Company”) pursuant to the terms of the attached Warrant.

     2. The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased.

     3. Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned.

___________________________

Millard Holdings Ltd.
Date: